Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO
Manatron, Inc. (616) 567-2900
(paul.sylvester@manatron.com) or
Nick Thole (800) 435-9539
Seyferth Spaulding Tennyson Inc. (thole@seyferthpr.com)

MANATRON REPORTS FISCAL 2001 THIRD-QUARTER RESULTS

          KALAMAZOO, Mich., March 15, 2001 -- Manatron, Inc. (Nasdaq: MANA), the provider of high-quality web-based and client/server systems and mass real estate appraisal services for local government, today announced financial results for its fiscal 2001 third quarter, which ended January 31, 2001.

          The third quarter marked a return to profitability, with Manatron recording net income of $231,980, or $0.06 per diluted share. Although the third-quarter net income Manatron reported reverses the trend experienced in the first half of fiscal 2001, it is less than last year's quarterly net income of $446,539, or $0.12 per diluted share. Net revenues for the third quarter were $10.3 million, compared with $11.3 million for fiscal 2000's third quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $1.1 million, or $0.29 per diluted share, compared with $1.2 million, or $0.33 per diluted share, for last year's third quarter.

          Paul Sylvester, President and CEO of Manatron, Inc., commented, "As we have mentioned for the past few quarters, our software-related sales have been hampered by a slowdown in local government system spending, an aftereffect of Y2K as well as a traditional election-year occurrence. Following the elections, there appears to be renewed interest in Manatron's software and services, which is beginning to result in contracts for our tax, ProVal and GovernMax.com systems. This is especially true with MVP Tax. As we recently announced, seven Indiana counties signed contracts for MVP Tax in the past few months, and additional tax contracts are expected in the coming months."

          "The other primary factor affecting our financial results is the wind down of our major mass appraisal projects, in particular our reappraisal of Pennsylvania's Allegheny County. In addition, we have about five smaller projects in the Northeast that are behind schedule and over budget for a number of reasons, some of which were within our control and some which weren't. We are working very diligently to get those projects back on track and fulfill our contractual commitments to minimize any future impact upon our financial statements."

          "The Allegheny project is nearing successful completion, which led to the collection and recognition of $925,000 in retention revenue in the third quarter. We expect to collect and recognize another $925,000 in retention revenue in the fourth quarter as well as slightly more than $200,000 in fiscal 2002. The downside is that this contract was a major revenue contributor over the past two years. While we are actively pursuing new appraisal business to replenish our backlog, replacing a contract of Allegheny's proportion will require us to win several sizable appraisal projects."

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          For the first nine months of fiscal 2001, net revenues were $29.7 million, compared with $32.8 million for the corresponding period last year. Year to date, Manatron has recorded a net loss of $980,493, or $0.28 per diluted share, compared with net earnings of $1.3 million, or $0.36 per diluted share, for fiscal 2000's first nine months. EBITDA for the nine-month period was $536,000, or $0.15 per diluted share, for fiscal 2001, compared with $3.3 million, or $0.93 per diluted share, for fiscal 2000.

          "We have been very focused on marketing in the past six months on both the software and appraisal sides of our business. And these efforts are starting to pay off in the form of contracts, which will result in additional revenue beginning in fiscal 2002 and beyond," said Paul Sylvester. "What has positioned us for this growth is our continued investment in our new software products over the past few years. MVP Tax is essentially complete for Indiana. The software has been tested from front to back now that it has been used for an entire tax cycle by Lake County, our beta customer. We also have significantly expanded the MVP Tax team so that we can further develop the software to function in other states. Furthermore another Manatron group is working on MVP CAMA, which will be fully integrated with MVP Tax. These two products will have the same technical architecture and share a common property administration module as well as other modules for such things as security and navigation. MVP CAMA will be an attribute-based system, which provides maximum flexibility and incorporates many of the strengths from our existing ProVal and SMDA products."

          "Finally, we have and will continue to invest in our GovernMax.com suite of products. We have worked with innovative customers of ours to develop industry-leading Internet products that display public information or process transactions, and in the process we have quietly signed up more than 50 customers. We believe that this accomplishment is significant considering that e-government is in its infancy and the fact that a number of dot-coms have failed in the past year," Paul Sylvester concluded.

          Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township government. Manatron's products support back-office processes for government agencies as well as "Virtual Courthouse" needs providing Internet access to information for industry professionals and the public. Manatron also provides mass appraisal services, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently serves approximately 1,700 customers in 38 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement:
The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government appraisal industry, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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MANATRON, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended January 31,		Nine Months Ended January 31,
	2001	2000	2001	2000
NET REVENUES	$ 10,285,603	$ 11,304,653	$ 29,714,360	$ 32,796,798
COST OF REVENUES	6,678,873	7,574,692	20,357,928	21,965,866
GROSS PROFIT	3,606,730	3,729,961	9,356,432	10,830,932
SELLING, GENERAL & ADMIN EXPENSES	3,153,252	3,095,142	10,601,527	9,164,325
OPERATING INCOME (LOSS)	453,478	634,819	(1,245,095)	1,666,607
OTHER INCOME (EXPENSE), NET	(101,498)	11,720	(205,398)	114,438
PRETAX INCOME (LOSS)	351,980	646,539	(1,450,493)	1,781,045
FEDERAL INCOME TAX EXPENSE (CREDIT)	120,000	200,000	(470,000)	500,000
NET INCOME (LOSS)	$ 231,980	$ 446,539	$ (980,493)	$ 1,281,045

BASIC EARNINGS (LOSS) PER SHARE	$ 0.07	$ 0.13	$ (0.28)	$ 0.39

DILUTED EARNINGS (LOSS) PER SHARE	$ 0.06	$ 0.12	$ (0.28)	$ 0.36

BASIC WEIGHTED AVERAGE SHARES	3,492,616	3,389,658	3,477,481	3,316,788

DILUTED WEIGHTED AVERAGE SHARES	3,612,838	3,640,993	3,477,481	3,567,262

BALANCE SHEET HIGHLIGHTS As of January 31, 2001

CURRENT ASSETS	$19,867,773	CURRENT LIABILITIES	$17,674,364
NET PROPERTY & EQUIP.	2,778,771	OTHER LONG-TERM LIABILITIES	242,878
OTHER ASSETS	6,236,877	SHAREHOLDERS' EQUITY	10,966,179

	$28,883,421		$28,883,421